                                   EXHIBIT 21

                       LIST OF SUBSIDIARIES OF THE COMPANY


                    Vista Bank, National Association, Phillipsburg, New Jersey, chartered under the laws of the United States of America.

                    Phillipsburg Investment, Inc., Phillipsburg, New Jersey, chartered under the laws of the State of New Jersey.


                                      -75-